UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2012

RACKWISE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-1763172	26-3439890

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2365 Iron Point Road, Suite 190 Folsom, CA 95630

(Address of principal executive offices, including zip code)

(916) 984-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers

Effective July 18, 2012 Kenneth Spiegeland resigned as one of our directors. His resignation was not the result of any disagreement with us relating to our operations, policies or procedures. On July 18, 2012 we authorized an increase in the size of the board to up to seven members and John Kyees and William Andrew were appointed as new directors. On July 18, 2012 we also restructured our existing board committees. Our Audit Committee now consists of Michael Feinberg, J. Sherman Henderson III and John Kyees. Our Compensation Committee now consists of J. Sherman Henderson III (Chairman), Edward F. Feighan and Michael Feinberg. Our Nomination and Corporate Governance Committee now consists of Guy A. Archbold (Chairman), Edward F. Feighan and William Andrew.

John Kyees retired from active business practice in 2010 but continues to serve on the board of directors of 5 public companies (Casual Male Retail Group, Vera Bradley, Teavana, Hot Topic and Rackwise). Prior to retirement, he was Chief Financial Officer for several companies including Urban Outfitters, bebe Stores, Skinmarket, HC Holdings, Ashley Stewart, Limited’s Express, Chas. A. Stevens (division of Hartmarx), J.L. Hudson Co. (division of Dayton Hudson which became Target), The Model A and Model T Motor Car Reproduction Co., and Ford Motor Co.

William Andrew is a private investor and is a co-founder and life member of the Andrew Family Foundation, a co-founder and president of the AFC Public Foundation, President of Andrew Trust Company, CEO of Werdna Corporation which is a family wealth management organization, co-founder and chair emeritus of the Board of Trustees of the Summit School of Ahwatukee, a general partner of the private equity firm Inlign Capital Partners, a Limited Partner of and current member of the Executive Committee of the Arizona Diamondbacks, an ex-officio member of the Board of Directors of Valley Youth Theatre, a Director of the Arizona Community Foundation and a Trustee of Xavier College Preparatory. He has served in board or management committee roles for many companies including Knights Apparel, Inlign Wealth Management, Applied Photonics, Whisper Creek Log Homes and Sound Surgical Technologies. Dr. Andrew earned his M.S. and Ph.D. degrees in electrical engineering from Arizona State University in 1990 and 1996, respectively. His research interests included imaging radar systems and computational electromagnetics.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKWISE, INC.

Dated: July 23, 2012	By:	/s/ Guy A. Archbold
Guy A. Archbold President

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